UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 7, 2004
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire 03079
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 7 and December 8, 2004, StockerYale, Inc. ("StockerYale") completed a private placement of Secured Convertible Notes in an aggregate principal amount of $1.0 million with two existing current institutional investors led by Laurus Master Fund, Ltd. The notes are convertible into StockerYale common shares at $1.10 per share at any time, subject to provisions limiting each investor to holding 5% of the outstanding StockerYale common shares at any one time. The Notes carry an interest rate of 2% above the prime rate, subject to a minimum interest rate of 6.0%, and is payable in either cash or stock. StockerYale can elect to pre-pay the three-year note in cash. In addition, the institutional investors were also issued warrants to purchase an aggregate 100,000 shares of common stock at $1.38 per share, 66,000 shares of common stock at $1.60 per share, and 24,000 shares at $1.71 per share which warrants expire seven years from the issuance date. The transaction documents executed with each investor were substantially identical. StockerYale agreed with the investors to file a registration statement with the SEC registering shares underlying the Notes and warrants within 30 days following closing. StockerYale used the proceeds for working capital.

On December 8 through December 13, 2004, StockerYale, Inc. ("StockerYale") completed a private placement of 2,924,546 shares of Common Stock at $1.10 per share with existing institutional shareholders and certain directors and officers of the Company. These investors were also issued warrants entitling them to purchase an aggregate of 731,137 common shares at $1.38 per share over five years.  Lawrence Blodgett, Director, Raymond Oglethorpe, Director,  Mark Blodgett, Director and Chief Executive Officer. and Ricardo Diaz, Chief Operating Officer, participated in the placement.

Item 3.02.  Unregistered Sale of Equity Securities

The contents of Item 1.01 are incorporated by reference into this item.

Item 9.01.  Financial Statements and Exhibits

(c) The exhibits listed in the Exhibit Index immediately preceding such exhibit is filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	December 13, 2004	By:	/s/ Richard P. Lindsay Richard P. Lindsay Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Mortgage
10.4	Form of Secured Convertible Note
10.5	Form of Common Stock Purchase Warrant
10.6	Securities Purchase Agreement

2 / STKR /	END	FORM 8-K